Exhibit 99.1

NEWS RELEASE for September 25, 2026

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

888.319.6962

Integrated BioPharma Reports Results for its Quarter and Fiscal Year Ended June 30, 2026

HILLSIDE, NEW JERSEY (September 25, 2026) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter and fiscal year ended June 30, 2026.

Revenue for the quarter ended June 30, 2026 was $9.8 million compared to $14.2 million for the quarter ended June 30, 2025, a decrease of $4.4 million or 31.0%.  The Company had an operating loss of $0.9 million compared to operating income of approximately $0.6 million in the quarters ended June 30, 2026 and 2025, respectively.

Revenues for the fiscal year ended June 30, 2026 were $43.9 million compared to $54.4 million for the fiscal year ended June 30, 2025, a decrease of $10.5 million or 19.3%.  The Company had an operating loss for the fiscal year ended June 30, 2026 of approximately $2.7 million compared to operating income of $2.0 million for the fiscal year ended June 30, 2025.

For the quarters ended June 30, 2026 and 2025, the Company had a net loss of approximately $1.4 million and $0.2 million or $0.04 and $0.01 per share of common stock, respectively.  The Company’s diluted net loss per share of common stock for the quarters ended June 30, 2026 and 2025 were $0.04 and $0.01 per share of common stock, respectively.

For the fiscal year ended June 30, 2026, the Company had a net loss of approximately $2.8 million or $0.09 per share of common stock, compared with net income of approximately $0.8 million or $0.03 per share of common stock for the fiscal year ended June 30, 2025.  The Company’s diluted net (loss) income per share of common stock for the fiscal years ended June 30, 2026 and 2025 were ($0.09) and $0.03 per share of common stock, respectively.

“Our revenue decreased by approximately 19% in our fiscal year ended June 30, 2026 from the fiscal year ended June 30, 2025 and our revenue from our two largest customers in our Contract Manufacturing Segment represented approximately 90% and 84% of total revenue in our fiscal years ended June 30, 2026 and 2025, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.

A summary of our financial results for the three months and fiscal years ended June 30, 2026 and 2025 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2026	2025	2026	2025

Total revenue	$9,796	$14,175	$48,872	$54,353
Cost of sales	9,768	12,706	48,072	48,791
Gross profit	28	1,469	800	5,562
Selling and administrative expenses	897	880	3,505	3,542
Operating income	(869)	589	(2,705)	2,020
Other income, net	19	6	142	42

(Loss) income before income taxes	(850)	595	(2,563)	2,062
Income tax expense, net	516	773	279	1,254
Net (loss) income	$(1,366)	$(178)	$(2,842)	$808

Net (loss) income per common share:
Basic	$(0.04)	$(0.01)	$(0.09)	$0.03
Diluted	$(0.04)	$(0.01)	$(0.09)	$0.03
Weighted average common shares outstanding:
Basic	31,059,610	30,622,045	31,059,610	30,295,655
Diluted	31,059,610	30,622,045	31,059,610	31,168,372

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. (“INBP”) is engaged primarily in the business of manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at ir.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include, among others, changes in general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; the timing of regulatory approval and the introduction of new products by INBP; changes in industry capacity; pressure on prices from competition or from purchasers of INBP’s products; regulatory changes in the pharmaceutical manufacturing industry and nutraceutical industry; regulatory obstacles to the introduction of new technologies or products that are important to INBP; availability of qualified personnel; the loss of any significant customers or suppliers; inflation, including inflationary pressures from any tariffs, and tightened labor markets; our ability to expand our customer base and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.